UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 4, 2021

SUNWORKS, INC.

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-36868	01-0592299
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Freedom Boulevard, Provo, UT	84604
(Address of Principal Executive Offices)	(Zip Code)

(916) 409-6900

Registrant’s telephone number, including area code

2270 Douglas Blvd., Suite 216

Roseville, CA 95661

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001	SUNW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Paul McDonnel as Interim Chief Financial Officer

On October 4, 2021, Paul McDonnel notified Sunworks, Inc. (the “Company”) that he will resign from his position as Interim Chief Financial Officer of the Company, effective October 4, 2021. The Company expects Mr. McDonnel to remain a full-time employee through November of 2021. Thereafter, the Company anticipates Mr. McDonnel to continue part-time for a certain period of time to assist in the transition to the Company’s new Chief Financial Officer.

Appointment of Jason Bonfigt as Chief Financial Officer

Effective October 5, 2021, the Company appointed Jason Bonfigt as its Chief Financial Officer. Mr. Bonfigt, age 43, joins the Company from Broadwind, Inc. (NASDAQ: BWEN), a manufacturer of structures, equipment, and components for clean tech and other specialized applications, where he served as Chief Financial Officer from August 2017 to October 2021. Prior to his role as Chief Financial Officer at Broadwind, he served as Vice President, Corporate Controller from August 2016 until his appointment as Chief Financial Officer. During his tenure at Broadwind, he performed various financial, accounting and operational functions. Prior to joining Broadwind, Mr. Bonfigt held a series of positions in finance at Schneider National, a provider of truckload, intermodal and logistics services. He is a Certified Public Accountant and holds a Bachelor’s degree in Accounting and Finance from the University of Wisconsin – Green Bay, as well as Master of Business Administration degree – Finance and Economics from the Kellogg School of Business at Northwestern University.

Mr. Bonfigt entered into an employment agreement with the Company on October 5, 2021. Pursuant to the terms of the employment agreement, Mr. Bonfigt will serve as Chief Financial Officer of the Company. Mr. Bonfigt’s employment agreement shall continue until terminated by either party. Pursuant to the employment agreement, Mr. Bonfigt will receive an annual base salary of $320,000, paid bi-weekly in 26-equal amounts. Additionally, Mr. Bonfigt will be eligible to receive (i) an annual cash bonus equal to fifty percent (50%) of his base salary, provided that certain financial performance objectives are met, as set and determined by the Compensation Committee of the Company’s Board of Directors, and (ii) an annual equity bonus of restricted stock units of common stock shares, valued at $200,000 under the Company’s 2016 Equity Incentive Plan (the “Plan”), payable at the discretion of the Compensation Committee of the Company’s Board of Directors, one third of which shall vest on the one-year anniversary of the grant and the balance shall vest in twenty four equal monthly installments thereafter.

In consideration for Mr. Bonfigt entering into the employment agreement, on October 5, 2021, the Company granted Mr. Bonfigt restricted stock units of 104,529 shares of common stock under the Plan (the “Initial RSU Grant”). One third of the Initial RSU Grant shall vest on the one-year anniversary of the grant and the balance shall vest in twenty four equal monthly installments thereafter.

If Mr. Bonfigt’s employment is terminated by the Company without Cause (as defined in the employment agreement) or if the Company enters into a Change of Control transaction (as defined in the employment agreement), Mr. Bonfigt will receive a lump sum severance payment equal to an amount equal to Mr. Bonfigt’s then current monthly base salary (the “Ending Monthly Salary”) multiplied by the number of months he has been employed pursuant to the employment agreement, provided that such lump sum payment shall not exceed the Ending Monthly Salary multiplied by six (6).

The foregoing description of the employment agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full and complete text of the employment agreement, which is filed hereto as Exhibit 10.1.

Other than the foregoing, there are no transactions between the Company and Mr. Bonfigt that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Bonfigt with any director or executive officer of the Company.

On October 7, 2021, the Company released a press release to disclose Mr. Bonfigt’s appointment as Chief Financial Officer, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated October 5, 2021 between Sunworks, Inc. and Jason Bonfigt.
99.1	Press release of Sunworks, Inc. dated October 7, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNWORKS, INC.

Date: October 7, 2021	By:	/s/ Gaylon Morris
Gaylon Morris
Chief Executive Officer & President